EXHIBIT 99.1

For Immediate Release	Contact:	Ashley Barrie
561-365-1260
Ashley.Barrie@Carrier.com

Carrier Global Corporation Appoints Beth Wozniak

to its Board of Directors

PALM BEACH GARDENS, Fla., June 9, 2021 — Carrier Global Corporation (NYSE: CARR) today announced that Beth Wozniak, Chief Executive Officer and Director of nVent Electric plc, has been appointed to Carrier’s Board of Directors.

Prior to leading nVent, Wozniak was Senior Vice President & President of Pentair’s electrical business. Pentair spun its electrical business to form nVent in April 2018. Before joining Pentair, Wozniak held key leadership and P&L roles during her 25-year tenure at Honeywell, including overseeing critical technologies for HVAC systems. In her various roles she has developed deep experience in sensing, automation, controls and electrification, and in applying digital and technology solutions to buildings.

“We are very pleased to welcome Beth to Carrier’s Board of Directors. Her strong track record of applying digital and technology solutions to industrial companies in the building space, combined with her experience leading a recently spun company, helps her bring a unique and compelling skillset to our Board,” said Dave Gitlin, Carrier Chairman & CEO. “Beth’s perspectives will be invaluable as we continue to extend our position as an innovation-led industry leader, underpinned by our culture of performance and our determination to be a leader in ESG.”

“I am honored to be appointed to the Carrier Board of Directors,” said Beth Wozniak. “I have tremendous respect for Carrier and the enduring values that have made it the industry leader. I look forward to contributing to the company’s next phase of growth.”

Wozniak’s appointment is effective immediately.

About Carrier

As the leading global provider of healthy, safe and sustainable building and cold chain solutions, Carrier Global Corporation is committed to making the world safer, sustainable and more comfortable for generations to come. From the beginning, we’ve led in inventing new technologies and entirely new industries. Today, we continue to lead because we have a world-class, diverse workforce that puts the customer at the center of everything we do. For more information, visit corporate.carrier.com or follow Carrier on social media at @Carrier.